Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the inclusion in this registration statement on Form SB-2 of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 11, 2006, except for the effects of the matter discussed in Notes 1(A) and 4, which are as of September 29, 2006, on our audits of the consolidated financial statements of VioQuest Pharmaceuticals, Inc. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. COHN LLP

Roseland, New Jersey
November 15, 2006